Exhibit 23.2



                  CONSENT OF INDEPENDENT AUDITORS





The Stockholders and Board of Directors
The Reader's Digest Association, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Reader's Digest Association, Inc., relating to The Reader's Digest Association, Inc. 1994 Key Long Term Incentive Plan, of our report dated August 17, 1999, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report is incorporated by reference in the annual report on Form 10-K of The Reader's Digest Association, Inc. for the fiscal year ended June 30, 1999.


/s/KPMG LLP
KPMG LLP
New York, New York

July 31, 2000